Exhibit 99.1

Media Contacts	Investor Contacts
Lee Underwood, 706.644.0528	Steve Adams, 706.641.6462

Synovus Completes Acquisition of FCB Financial Holdings, Inc.
Systems and customer transition expected during second quarter of 2019

COLUMBUS, GA, Jan. 2, 2019 — Synovus Financial Corp. (NYSE: SNV) announced today that it has completed the acquisition of FCB Financial Holdings, Inc. (NYSE: FCB), owner of Florida Community Bank, National Association. Effective January 1, 2019, Florida Community Bank merged into Synovus Bank. Transition of FCB systems, customers, branches, and branding to Synovus is expected during the second quarter of 2019.

With the merger of FCB, Synovus is a top five regional bank by deposits in the Southeast, with approximately $45 billion in assets, $37 billion in deposits, $35 billion in loans, and 300 branches in Georgia, Alabama, South Carolina, Tennessee, and Florida — including 51 former FCB branches in many of Florida’s highest-growth markets.

“Synovus has long been known for combining the personal service of a community bank with the financial resources and market capabilities of a large regional bank,” said Kessel Stelling, Synovus chairman and CEO. “The addition of FCB, with its complementary culture, capabilities, and commitment to service, significantly increases the value-creation potential we offer customers, communities, and shareholders. We are happy to welcome FCB customers and team members to Synovus and are excited to begin working together as a single company.”

“This is a great day for Synovus and the customers and communities we serve in south Florida and around the Southeast,” said Kent Ellert, Florida Division CEO and former President and CEO of FCB Financial Holdings. “We’re proud to be joining this team and excited about everything we’re going to accomplish together.”

FCB customers will experience no changes to their existing accounts or banking services until the second quarter, when accounts will transition to Synovus. Additional customer information about the transition is available at https://www.synovus.com/welcomefcb.

FCB, headquartered in Weston, Florida, had $12.4 billion in assets and $10.2 billion in deposits as of Sept 30, 2018, and 51 branches in Florida. The acquisition was announced July 24, 2018.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $32 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 249 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was named one of American Banker’s “Best Banks to Work For” in 2018 and has been recognized as one of the country’s 10 “Most Reputable Banks” by American Banker and the Reputation Institute for four consecutive years. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.